PROMISSORY NOTE

US $4,700,000

Las Vegas, Nevada

June 1, 2023

For good and valuable consideration, Favo Capital, Inc., a Nevada corporation (“Maker”), hereby makes and delivers this Promissory Note (this “Note”) in favor of FAVO Holdings, LLC, owned 65% by Vincent Napolitano and 35% by Shaun Quin, or their assigns (“Holder”), and hereby agrees as follows:

1.                  Principal Obligation and Interest. For value received, Maker promises to pay to Holder at such other place as Holder may designate in writing, in currently available funds of the United States, the principal amount of Four Million Seven Hundred Thousand United States Dollars (USD $4,700,000). Maker’s obligation under this Note shall accrue simple interest separately on three payments due, which includes One Percent (1.0%) from the date hereof until the initial payment of $1,500,000 is due on May 31, 2024, Three Percent (3.0%) from June 1, 2024 until the second payment of $1,600,000 is due on May 31, 2025, and Six Percent (6.0%) from June 1, 2025 until the final payment of $1,600,000 is due on May 31, 2026 . Interest shall be computed on the basis of a 365-day year or 366-day year, as applicable, and actual days lapsed.

2.	Payment Terms.

a.                   Principal of $1,500,00 and its accrued interest paid quarterly shall be due and payable by May 31, 2024, principal of $1,600,00 and its accrued interest paid quarterly shall be due and payable by May 31, 2025, and principal of $1,600,00 and its accrued interest paid quarterly shall be due and payable by May 31, 2026 (the “Maturity Dates”).

b.                  At any time before the Maturity Date, this Note may be paid or redeemed in whole, or in part on one or more occasions, at the sole option of the Maker.

c.                   All payments shall be applied first to interest, then to principal and shall be credited to the Maker's account on the date that such payment is physically received by the Holder.

3.                  Representations and Warranties of Maker. Maker hereby represents and warrants the following to Holder:

a.                   The execution of this Note and Maker’s compliance with the terms, conditions and provisions hereof does not conflict with or violate any provision of any agreement, contract, lease, deed of trust, indenture, or instrument to which Maker is a party or by which Maker is bound.

4.                  Representations and Covenants of the Holder. The Maker has issued this Note in reliance upon the following representations and covenants of the Holder:

a.                   Investment Purpose. This Note is acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

b.                  Private Issue. The Holder understands (i) that this Note is not registered under the Securities Act of 1933 (the “1933 Act”) or qualified under applicable state securities laws, and

(ii) that the Maker is relying on an exemption from registration predicated on the representations set forth in this Section 4.

c.                   Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

5.	Defaults. The following events shall be defaults under this Note:

a.                   Maker’s failure to remit any payment under this Note on before the date due, if such failure is not cured in full within ten (10) days of written notice of default;

b.                  Maker’s failure to perform or breach of any non-monetary obligation or covenant set forth in this Note or in the Agreement if such failure is not cured in full within fifteen

(15) days following delivery of written notice thereof from Holder to Maker;

c.	Any default of the Maker’s debt obligations currently existing or hereinafter acquired;

d.                  The entry of a decree or order by a court having jurisdiction in the premises adjudging the Maker bankrupt or insolvent, or approving as properly filed a petition seeking rehabilitation, reorganization, arrangement, adjustment or composition of or in respect of the Maker under the federal Bankruptcy code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee or trustee of the Maker, or any substantial part if its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order un-stayed and in effect for a period of twenty (20) days; or

e.                  Maker’s institution of proceedings to be adjudicated a bankrupt or insolvent, or the consent by him to the institution of bankruptcy or insolvency proceedings against him, or filing of a petition or answer or consent seeking rehabilitation or reorganization or relief under the federal Bankruptcy Code or any other applicable federal or state law, or its consent to the filing of any such petition or to the appointment of a receiver, liquidator, assignee or trustee, of any substantial part of his property, or his making of an assignment for the benefit of creditors or the admission by him in writing of his inability to pay his debts generally as they become due, or the taking of corporate action by the Maker in furtherance of any such action.

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6.                  Rights and Remedies of Holder. Upon the occurrence of an event of default by Maker under this Note, then, in addition to all other rights and remedies at law or in equity, Holder may exercise any one or more of the following rights and remedies:

a.                   Any amount of principal or interest on this Note which is not paid when due shall bear interest at the rate of fifteen (15%) per annum from the due date thereof until the same is paid.

b.                  Accelerate the time for payment of all amounts payable under this Note by written notice thereof to Maker, whereupon all such amounts shall be immediately due and payable.

c.	Pursue any other rights or remedies available to Holder at law or in equity.

7.                  Representation of Counsel. Maker acknowledges that he has consulted with or has had the opportunity to consult with his legal counsel prior to executing this Note. This Note has been freely negotiated by Maker and Holder and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Note.

8.                  Choice of Laws; Actions. This Note shall be constructed and construed in accordance with the internal substantive laws of the State of Nevada, without regard to the choice of law principles of said State. Maker acknowledges that this Note has been negotiated in Clark County, Nevada. Accordingly, the exclusive venue of any action, suit, counterclaim or cross claim arising under, out of, or in connection with this Note shall be the state or federal courts in Clark County, Nevada. Maker hereby consents to the personal jurisdiction of any court of competent subject matter jurisdiction sitting in Clark County, Nevada.

9.                  Usury Savings Clause. Maker expressly agrees and acknowledges that Maker and Holder intend and agree that this Note shall not be subject to the usury laws of any state other than the State of Nevada. Notwithstanding anything contained in this Note to the contrary, if collection from Maker of interest at the rate set forth herein would be contrary to applicable laws, then the applicable interest rate upon default shall be the highest interest rate that may be collected from Maker under applicable laws at such time.

10.              Costs of Collection. Should the indebtedness represented by this Note, or any part hereof, be collected at law, in equity, or in any bankruptcy, receivership or other court proceeding, or this Note be placed in the hands of any attorney for collection after default, Maker agrees to pay, in addition to the principal and interest due hereon, all reasonable attorneys’ fees, plus all other costs and expenses of collection and enforcement, including any fees incurred in connection with such proceedings.

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11.	Miscellaneous.

a.                   This Note shall be binding upon Maker and shall inure to the benefit of Holder and its successors, assigns, heirs, and legal representatives.

b.                  Any failure or delay by Holder to insist upon the strict performance of any term, condition, covenant or agreement of this Note, or to exercise any right, power or remedy hereunder shall not constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy.

c.                   Any provision of this Note that is unenforceable shall be severed from this Note to the extent reasonably possible without invalidating or affecting the intent, validity or enforceability of any other provision of this Note.

d.                  This Note may not be modified or amended in any respect except in a writing executed by the party to be charged.

e.	Time is of the essence.

12.              Notices. All notices required to be given under this Note shall be given to each of the parties at such address as a party may designate by written notice to the other party.

Notices may be transmitted by facsimile, certified mail, private delivery, or any other commercially reasonable means, and shall be deemed given upon receipt by the Party to whom they are addressed.

13.              Waiver of Certain Formalities. All parties to this Note hereby waive presentment, dishonor, notice of dishonor and protest. All parties hereto consent to, and Holder is hereby expressly authorized to make, without notice, any and all renewals, extensions, modifications or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Note, or of the performance of any covenants, conditions or agreements hereof. Any such action taken by Holder shall not discharge the liability of any party to this Note.

IN WITNESS WHEREOF, this Note has been executed effective the date and place first written above.

By: /s/ Vincent Napolitano

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